Exhibit 10.10

Engagement Agreement

TRANSGENOMIC Inc. (together with its subsidiaries and affiliates the “COMPANY”)

The parties to this Engagement Agreement (the “Agreement”) include Goldsmith, Agio, Helms Securities, Inc. (“GAHS”) on the one hand, and the COMPANY on the other hand. This is to confirm the COMPANY’s retention of GAHS for a minimum period of four (4) months from the date hereof (the “Minimum Term”), as its exclusive financial advisor to assist it with a merger, sale, or any similar transaction related to the COMPANY’s Synthetic Nucleic Acid Business Unit, (including both the Boulder, Colorado site and the Glasgow, Scotland site) (the “SNABU”). After four (4) months, GAHS will proceed on such basis as is reasonably agreed upon between the parties or on a holdover basis until either GAHS or the COMPANY provides the other with written 30-day notice of termination of this Agreement.

1.	GAHS’s Performance. Throughout the course of its engagement, GAHS and the COMPANY will follow all Process Guidelines set forth in Exhibit A.

2.	Types of Transactions Covered. Transactions covered under this Agreement (individually, a “Transaction” and collectively, “Transactions”) include any sale, exchange or other disposition of all or a material (more than 10 percent) portion of the SNABU, whether accomplished by a sale of assets or stock by or through the COMPANY and/or the Shareholders (whether effected in one Transaction or a series of Transactions), and shall include without limitation any merger, tender or exchange offer, joint venture, equity investment, recapitalization, or any other Transaction, the effect of which is to change the financial structure, control or ownership of the SNABU. If a Transaction is completed during the term of this Agreement, GAHS shall be entitled to its Accomplishment Fee provided herein.

3.	Equitable Protection Period. If, during the term of this Agreement, or within a period of nine (9) months following termination of this Agreement, the COMPANY or its Shareholders enter into an agreement in principle to consummate a Transaction with a GAHS Prospect as defined below, GAHS’s Accomplishment Fee shall be due and payable in full upon closing of such Transaction pursuant to Paragraph 5 below. For purposes of this Agreement, “GAHS Prospect” includes any party or parties (i) that execute a Confidentiality Agreement pertaining to the sales process contemplated hereby; (ii) that GAHS actually contacts, as evidenced by GAHS’s correspondence records, and the party, at that time, is not interested in pursuing a Transaction as is documented by the sending or receipt of written documentation that evidences said non-interest; (iii) that GAHS proposes in good faith to contact but, at the COMPANY’s request, does not approach; (iv) with which the COMPANY or its Shareholders have any discussions relative to a possible Transaction during the term of this Agreement or the one-year period prior to the date of this Agreement; or (v) who participate in a Transaction wherein the services of GAHS are utilized by the COMPANY or its Shareholders. GAHS Prospects include all affiliates of a “GAHS Prospect” as defined above. The COMPANY agrees to provide GAHS with the names and key contacts of all parties who have contacted the COMPANY or its Shareholders or whom the COMPANY or its Shareholders have contacted relative to a possible Transaction in the one-year term prior to the date of this Agreement.

4.	Accomplishment Fee and Total Consideration. The amount payable by COMPANY to GAH at closing of a Transaction (the “Accomplishment Fee”) shall be calculated as provided below (subject to a minimum fee of $500,000)(the “Minimum Fee”):

•	2.5 percent of the first $20.0 million of Total Consideration; plus

•	5.0 percent of the next $15.0 million of Total Consideration; plus

•	10.0 percent of Total Consideration in excess of $35.0 million.

In addition, if a purchase agreement relating to a Transaction is entered into within four months from the date of this Agreement, then GAH will be entitled to additional Accomplishment Fee equal to the greater of: (x) $100,000; or (y) 50 basis points (0.005) of Total Consideration.

GAHS’s Accomplishment Fee shall be based upon the total consideration (“Total Consideration”) paid or payable to the COMPANY, its shareholders, employees or other security holders in connection with, or in anticipation of, the Transaction, including amounts placed in escrow, and shall include without limitation:

(a)	Cash paid and securities transferred to the COMPANY and/or holders of its securities at closing, including the cash value of any outstanding stock options or warrants, whether vested or not, that are “rolled over” or “cashed out” as part of this Transaction;

(b)	In the case of a sale of stock by the COMPANY’s shareholders, all liabilities of the COMPANY, other than trade payables, operating leases and operating expenses accrued in the ordinary course of business. In the case of a sale of assets, all liabilities of the COMPANY, other than trade payables, intercompany debt and accrued operating expenses, which are assumed by the buyer;

(c)	The net present value (applying a discount rate equal to the then prevailing prime rate as quoted in The Wall Street Journal) of scheduled payments provided for in any leases by the purchaser of assets owned and retained by the COMPANY, its shareholders, or any affiliates thereof;

(d)	The principal amount of deferred installments of the purchase price including promissory notes;

(e)	Amounts payable under consulting agreements, above-market employment contracts, above non-compete agreements or similar arrangements;

(f)	Future payments that are contingent on the future earnings or operations of the SNABU (or in the case of an asset sale, the underlying assets), with the value of such payments included in Total Consideration based on the present value of the reasonably expected amount of such contingent payments based on COMPANY projections or in the absence of projections, as determined in good faith by the COMPANY and GAHS, utilizing a 12 percent per annum discount rate;

(g)	The value of any retained or acquired interest in the SNABU or its successor, or the right to acquire such interest.

5.	Payment of Accomplishment Fee. Except as otherwise provided below, the Accomplishment Fee shall be paid to GAHS or its assigns in cash via wire transfer at the time of closing a Transaction. In the event that all or a portion of the Total Consideration includes securities or other property (other than installment notes), the portion of GAHS’s Accomplishment Fee attributable thereto shall be payable at closing in cash, based on the fair market value of such non-cash items as determined by mutual agreement of the parties. In the event the parties are unable to agree on the fair market value, GAHS shall have the option to receive payment in like kind or to cause an independent appraiser acceptable to the COMPANY to determine fair market value; the expense of the appraisal shall be shared equally by the parties.

6.	Consulting Fees and Expenses. The COMPANY shall pay to GAHS a cash consulting fee of $60,000, payable as follows: $15,000 monthly in advance for the term of this Agreement. Any amounts actually paid to GAHS as consulting fees will be offset against any Accomplishment Fee. The COMPANY also shall reimburse GAHS monthly in arrears for all reasonable out-of-pocket expenses incurred on behalf of the COMPANY. GAHS will secure the COMPANY’s verbal or written authorization before incurring any expenses in excess of $500 and shall use COMPANY authorized travel agents when booking travel unless a written waiver is obtained in each instance. GAHS shall provide detailed monthly itemized summaries of expenses for which reimbursement is requested by GAHS. The COMPANY agrees that any unpaid payment (or portion thereof) of any fee, expense, consulting fee, or other amount payable to GAHS shall bear interest payable at the highest rate of interest permissible by law, but not to exceed 12 percent per annum, from the date that such payment is due hereunder to the date that said payment is paid in full.

7.	Indemnification and Other Matters. The COMPANY and GAHS agree to the provisions of the attached Exhibit B, which relates to indemnification and other matters and which is in its entirety incorporated by reference herein. The COMPANY will cause the definitive merger or purchase agreement relating to a Transaction to include an “entire agreement,” “integration,” or similar clause, which in substance provides that such agreement contains the entire agreement between the parties with respect to the Transaction and that it supersedes all prior agreements, understandings, promises, undertakings, representations, and warranties, whether written or oral, made by the parties to one another and/or by GAHS to the buyer relating to the Transaction.

8.	Reliance. The COMPANY will furnish GAHS with such information regarding the business and financial condition of the SNABU as is reasonably requested, all of which will be, to the best of COMPANY’s and information and belief, accurate and complete in all material respects at the time furnished. The COMPANY will promptly notify GAHS if it learns of any material misstatement in, or material omission from, any information previously delivered to GAHS. On an ongoing basis, the COMPANY will inform GAHS of any material developments or matters that occur or come to the attention of the COMPANY, its Shareholders, directors, officers, employees or affiliates. The COMPANY, to the best of its information and belief, represents that the information contained in the Confidential Memorandum described in Exhibit A (the “Confidential Memorandum”) will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. In performing its services hereunder, GAHS shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the COMPANY or its advisors and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of assets.

9.	Arbitration. The COMPANY and GAHS agree that any dispute between them in any way relating to this Agreement (including, but not limited to, its formation, interpretation or termination or any alleged breach hereof) shall be determined and settled by arbitration in Wilmington, Delaware, in accordance with the rules of the American Arbitration Association. All costs associated with any such disputes (including both parties’ legal fees) shall be allocated between the parties by the arbitrators. The arbitrators shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner that is fair to all parties in order to expedite the conclusion of the arbitration proceeding. All decisions and awards of the arbitrators shall be final and binding on both parties and may be enforced by any court with jurisdiction.

10.	Fairness Opinion. Subject to the mutual good faith written agreement of the parties and for a fee of $125,000 , GAHS shall undertake a study to enable it to render its opinion with respect to the fairness from a financial point of view of the consideration proposed to be paid to the COMPANY or its shareholders in connection with a Transaction.

11.	Miscellaneous. All questions arising hereunder shall be determined according to the laws of the State of Delaware, except for any conflicts of laws provisions. The parties acknowledge and agree that their respective rights and obligations are contractual in nature, that GAHS shall act as an independent contractor hereunder with duties owed solely to the COMPANY, and each party disclaims any intention to impose fiduciary or other non-contractual obligations on the other by virtue of the engagement contemplated by this Agreement. Any advice or opinion provided by GAHS shall not be disclosed to any third party or disclosed or referred to publicly, except with the prior written consent of GAHS. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. This Agreement incorporates the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral. The provisions of this Paragraph and Paragraphs 3, 4, 5, 6, 7, 8, 9, 10 and 11 will survive the termination of this Agreement.

Read and agreed to this 18th day of March, 2004 by:

TRANSGENOMIC, INC. :	GOLDSMITH, AGIO, HELMS SECURITIES, INC.:

By:	By:
Its:	Its:

By:
Its:

EXHIBIT A

to

Engagement Agreement

GOLDSMITH, AGIO, HELMS & LYNNER, LLC

and

Transgenomic, Inc.

PROCESS GUIDELINES

In the course of GAHS’s engagement hereunder, GAHS will exercise its commercially reasonable efforts to:

(a)	Maintain strict confidentiality of all financial and other proprietary information, data, and materials relating to the SNABU except as provided below.

(b)	Familiarize itself with the business, operations, physical assets, financial condition and prospects of the SNABU.

(c)	Develop a list of potential buyers of the SNABU whom GAHS believes in good faith to be financially qualified and potentially interested in participating in a Transaction.

(d)	Not share with any GAHS Prospect the identity of the SNABU or any confidential information relating to the COMPANY unless the GAHS Prospect has executed a Confidentiality Agreement in a form pre-approved by the COMPANY.

(e)	Contact GAHS Prospects on the COMPANY’s behalf and, as appropriate, arrange for and orchestrate meetings between GAHS Prospects and the SNABU.

(f)	Assist the COMPANY in preparation of a Confidential Memorandum describing the SNABU, and other analyses and data as may be reasonably requested by GAHS Prospects. The Confidential Memorandum may not be reproduced or distributed to parties other than the COMPANY’s Shareholders, officers, directors, employees and representatives without GAHS’s prior written consent.

(g)	Work in the capacity outlined above with the COMPANY’s legal counsel, accountants, and other advisors as reasonably requested and directed by the COMPANY.

(h)	Present to the COMPANY all proposals from GAHS Prospects, and make recommendations as to the COMPANY’s appropriate negotiating strategy and course of conduct.

(i)	Assist in all negotiations and in all document review as reasonably requested and directed by the COMPANY.

(j)	If the COMPANY requests that GAHS provide additional services not otherwise set forth in this Agreement, the COMPANY and GAHS will enter into an additional agreement that will set forth the nature and scope of the services, appropriate compensation and other customary matters.

EXHIBIT B

to

Engagement Agreement

GOLDSMITH, AGIO, HELMS & LYNNER, LLC

and

Transgenomic, Inc.

INDEMNIFICATION and OTHER MATTERS

1.)	The COMPANY agrees to indemnify and hold GAH (which term, for purposes of this paragraph, includes it, its affiliates and its and their respective directors, officers, employees, shareholders, controlling persons, partners, and members) harmless against and from all losses, claims, damages or liabilities, and all actions, claims, proceedings and investigations in respect thereof (collectively, “Losses”), arising out of or in connection with this engagement or the performance by GAH of services on behalf of the company, and to timely reimburse GAH for all reasonable legal and other out-of-pocket expenses as incurred by GAH in connection with investigating, preparing to defend or defending any such Losses (including costs of GAH personnel required to testify or otherwise assist in any litigation calculated at customary per diem or hourly rates), whether or not GAH is named as a party thereto; provided, however, that the COMPANY shall not be liable to the extent such Losses are determined by arbitration as herein provided (not subject to judicial review or appeal) to have resulted primarily and directly from GAH’s gross negligence or willful misconduct. If such indemnification and reimbursement are insufficient or unavailable pursuant to, or as a result of, the foregoing sentence or otherwise, the COMPANY and GAH agree to make contributions to any Losses paid or payable in such proportion as appropriately reflects the relative economic benefits received by, and fault of, the COMPANY and its Shareholders, on the one hand, and GAH, on the other hand, as well as other equitable considerations; provided, however that the COMPANY agrees to make contributions to any Losses paid or payable such that GAH will not be liable for more than the Accomplishment Fee received by GAH pursuant to this Agreement. The COMPANY further agrees that GAH shall have no liability to the COMPANY in excess of the Accomplishment Fee received by GAH pursuant to this Agreement. The foregoing rights to indemnification and contribution shall not limit any other rights that GAH may have at law or otherwise. The COMPANY further agrees that without the written consent of GAH, the COMPANY will not settle or compromise any pending or threatened action, claim, proceeding, or investigation with respect to which indemnification or contribution may be sought hereunder unless such settlement or compromise includes an unconditional release of GAH from all liability resulting from such action, claim, proceeding, or investigation.

2.)	Not later than thirty (30) days after receipt by GAHS of notice of the commencement of any action, suit or proceeding, GAHS will, if a claim in respect thereof is to be made against the COMPANY under this Agreement, notify the COMPANY of the commencement thereof; but the omission so to notify the COMPANY will not relieve it from any liability which it may have to GAHS otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which GAHS notifies the COMPANY of the commencement thereof:

(a) the COMPANY will be entitled to participate therein at its own expense;

(b) except as otherwise provided in this section, and so long as the COMPANY has irrevocably agreed that it will indemnify GAHS for all losses with respect to such action, suit or proceeding, the COMPANY may, at its option and jointly with any other indemnifying party similarly notified and electing to assume such defense, assume the defense of any claims asserted pursuant to the indemnities granted GAHS under this Agreement, with COMPANY’S chosen counsel reasonably satisfactory to GAHS. After notice from the COMPANY to GAHS of its election to assume the defense thereof, the COMPANY will not be liable to GAHS under this Agreement for any legal or other expenses subsequently incurred by GAHS in connection with the defense thereof except for reasonable costs of investigation or otherwise as provided in this section. GAHS shall have the right to employ separate counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the COMPANY of its assumption of the defense thereof shall be at the expense of GAHS unless (i) the employment of counsel by GAHS has been authorized by the COMPANY, which authorization will not be unreasonably withheld, (ii) GAHS shall have reasonably concluded as supported by its detailed written notification the COMPANY, that there is a fundamental material conflict of interest between the COMPANY and GAHS in the conduct of the defense of such action or (iii) the COMPANY shall not in fact have employed counsel to assume the defense of such action, in each of which cases the reasonable fees and expenses of GAHS’s separate counsel shall be at the expense of the COMPANY. The COMPANY shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the COMPANY or as to which GAHS shall have made the conclusion provided for in clause (ii) above; and

(c) the COMPANY shall not be liable to indemnify GAHS under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, which shall not be unreasonably withheld.

3.	Not withstanding the foregoing, no indemnity shall be paid by the COMPANY on account of any claim against GAHS solely for an accounting of profits made from the purchase or sale by GAHS of securities of the COMPANY pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law.

1ST AMENDMENT

TO THE ENGAGEMENT AGREEMENT

BETWEEN

GOLDSMITH, AGIO, HELMS SECURITIES, INC.

AND

TRANSGENOMIC, INC.

This is the first Amendment, effective August 12, 2004 (hereinafter Effective Date), is made by and between Goldsmith, Agio, Helms Securities, Inc., corporation having its principal office at (hereinafter GAH), and Transgenomic, Inc., a corporation duly organized under the laws of Delaware and having its principal office at 12325 Emmet Street, Omaha, NE 68164 (hereinafter COMPANY).

RECITALS

WHEREAS, GAH and COMPANY have previously entered into an Engagement Agreement executed March 19, 2004 (hereinafter Agreement); and,

WHEREAS, GAH and Transgenomic now wish to amend the term and fees of the Agreement.

NOW THEREFORE, the parties agree as follows:

The term of the Agreement shall be extended to December 31, 2004.

Section 4. Accomplishment Fee and Total Consideration shall be deleted in its entirety and the following shall be substituted:

4. Accomplishment Fee and Total Consideration. The amount payable by COMPANY at the closing of a Transaction shall be as follows:

a)	$ 300,000 at the closing of a Transaction for the custom contract cGMP therapeutic oligonucleotides facility located at 5555 Airport Boulevard, Unit 101, Lake Centre Business Park, Boulder, CO and related business operations.

b)	$ 300,000 at the closing of a Transaction for the phosphoramidite manufacturing facility located at the Inchinnan Business Park, Paisley, Scotland and related operations.

GAHS’s fees for each of the above-referenced Transactions shall be based upon the total consideration, limited solely to the consideration received for the Transaction for each Business Unit, paid or payable to the COMPANY, its shareholders, employees or other security holders in connection with, or in anticipation of, each Transaction including amounts placed in escrow, and shall include without limitation:

(a)	Cash paid and securities transferred to the COMPANY and/or holders of its securities at closing, including the cash value of any outstanding stock options or warrants, whether vested or not, that are “rolled over” or “cashed out” as part of each Transaction;

(b)	In the case of a sale of stock by the COMPANY’s shareholders, all liabilities of the COMPANY, other than trade payables, operating leases and operating expenses accrued in the ordinary course of business. In the case of a sale of assets, all liabilities of the COMPANY, other than trade payables, intercompany debt and accrued operating expenses, which are assumed by the buyer;

(c)	The net present value (applying a discount rate equal to the then prevailing prime rate as quoted in The Wall Street Journal) of scheduled payments provided for in any leases by the purchaser of assets owned and retained by the COMPANY, its shareholders, or any affiliates thereof;

(d)	The principal amount of deferred installments of the purchase price including promissory notes;

(e)	Amounts payable under consulting agreements, above-market employment contracts, above non-compete agreements or similar arrangements;

(f)	Future payments that are contingent on the future earnings or operations of each Transaction (or in the case of an asset sale, the underlying assets), with the value of such payments included in Total Consideration based on the present value of the reasonably expected amount of such contingent payments based on COMPANY projections or in the absence of projections, as determined in good faith by the COMPANY and GAHS, utilizing a 12 percent per annum discount rate;

(g)	The value of any retained or acquired interest in each Business Unit or its successor, or the right to acquire such interest.”

In all other material terms and conditions the Agreement shall remain unaltered and continue.

This Amendment embodies the entire understanding between the parties regarding the subject matter thereof.

IN WITNESS WHEREOF, the parties have duly executed this Amendment in the day and year set forth below:

GOLDSMITH AGIO HELMS, INC.	TRANSGENOMIC, INC.

BY:	BY:
NAME:	NAME:
TITLE:	TITLE:
DATE:	DATE: